AMERITAS LIFE INSURANCE CORP. LOGO


October 11, 2000



First Ameritas Life Insurance Corp. of New York
400 Rella Blvd., Suite 304
Suffern, NY 10901-4253


Gentlemen:

This opinion is furnished in connection with the registration by First Ameritas Life Insurance Corp. of New York of a flexible premium variable universal life insurance policy ("Contract") under the Securities Act of 1933. The prospectus included in the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-6 describes the Contract. The form of Contract was prepared under my direction and I am familiar with the Registration Statement and Exhibits thereto. This contract was developed and filed under Securities and Exchange Commission Rule 6E- 3(T), as interpreted at this time by the SEC staff. In my opinion:

   The illustrations of death benefits and accumulation values included in the section entitled "Illustrations of Death Benefits and Values" in the Appendices of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective purchasers of the Contract for a male age 45, than to prospective purchasers of the Contract for other ages or for females.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely,

/s/ Russell J. Wiltgen

Russell J. Wiltgen
Vice President - Individual Product Management